Exhibit 5.1
August 2, 2005
Board of Directors
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
Ladies and Gentlemen:
     We are acting as counsel to NBT Bancorp Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed offering of up to 2,595,247 shares (“Shares”) of the Company’s common stock, par value $0.01 per share, to shareholders of CNB Bancorp, Inc., a New York corporation (“CNB”). The Shares are being offered in connection with the merger (the “Merger”) of CNB with and into the Company, as contemplated by the terms of the Agreement and Plan of Merger by and between the Company and CNB, dated as of June 13, 2005 (the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on July 28, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	An executed copy of the Merger Agreement.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on June 9, 2005 (the “Resolutions”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance of the Shares and arrangements in connection therewith.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of

Board of Directors
NBT Bancorp Inc.
August 2, 2005

all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following: (i) the effectiveness of the Registration Statement, (ii) the effectiveness of the Merger pursuant to the Delaware General Corporation Law and New York Business Corporation Law and (iii) the issuance of the Shares in accordance with the Merger Agreement and the Resolutions, and as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.